UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2009

TIM HORTONS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32843	51-0370507
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

874 Sinclair Road, Oakville, ON, Canada	L6K 2Y1
(Address of principal executive offices)	(Zip Code)

(905) 845-6511

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On February 20, 2009, Tim Hortons Inc. (the “Company”) issued a press release containing financial information relating to its fourth quarter and fiscal year end 2008 results and certain other information. The press release is attached hereto as Exhibit 99.1.

Item 2.05	Costs Associated with Exit or Disposal Activities.

In November 2008, the Company disclosed its intention to rationalize up to 15 underperforming Company-operated restaurants in southern New England between the end of 2008 and early 2009 and that such rationalization was expected to result in an asset impairment charge for the affected restaurants. The Company also previously disclosed that management would undertake a further impairment analysis in the fourth quarter of 2008 related to the operating markets affected by such closures and that the 2008 operating income target did not contemplate an impairment charge that was likely to occur in the fourth quarter.

In late 2008/early 2009, the Company did, in fact, close 11 underperforming primarily company-operated restaurants in two southern New England markets. The impairment review mentioned above was also performed with respect to the affected markets. In connection with the preparation of the Company’s annual audited financial statements for the fiscal year ended December 28, 2008, the Company determined that the future expected cash flows in these markets were insufficient to recover the carrying value of the assets in such markets, resulting in an impairment charge. The following table outlines the charges associated with the asset impairment and the restaurant closures, which the Company recorded in its year-end financial results:

	Impairment	Restaurant closure costs	Total
	(in thousands)
Impairment of assets	$13,703	$2,856	$16,559

Lease commitments	—	4,501	4,501

Other	—	206	206

Total asset impairment and other	$13,703	$7,563	$21,266

Further information regarding the store closure costs and related asset impairment charge is set forth in the press release attached as Exhibit 99.1.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director

Our Board of Directors increased the size of the Board from 11 to 12 directors and, effective March 1, 2009, appointed Ms. Catherine L. Williams, age 58, as a director of the Company to fill the vacancy thus created.

Ms. Williams has been a Managing Director of Options Capital Limited, a private investment company, since 2007. From 2003 to 2007, Ms. Williams was Chief Financial Officer for Shell Canada Limited, a subsidiary of Royal Dutch Shell. From 1984 to 2003, Ms. Williams held various positions with Shell Canada Limited, Shell Europe Oil Products, Shell Canada Oil Products and Shell International. Prior to 1984, Ms. Williams was a financial analyst for Nova Corporation and held various positions with the Bank of Canada prior to joining the Shell companies. Ms. Williams currently serves as a director for Enbridge Inc. where she is a member of the Audit, Financial and Risk Committee and the Corporate Social Responsibility Committee. She is also the Chair of the Board of Governors of Mount Royal College, and she serves on the Advisory Board for the Dean of the Business School at Queens’ University. In 2008, she served as a member of the Federal Government Advisory Panel on Canada’s System of International Taxation. She is a graduate of the University of Western Ontario and Queen’s University.

The Board has not determined which committee or committees of the Board on which Ms. Williams will serve, but expects that it will do so at its regularly scheduled meeting in May, 2009. Ms. Williams will receive the same compensation as the Company’s other non-employee directors.

Mr. Ronald W. Osborne was also appointed to the Audit Committee of the Board effective February 18, 2009.

Compensatory Arrangement of Certain Officers

The following actions with respect to the 2009 compensation of the Executive Chairman of the Company, Mr. Paul House, and certain other actions affecting 2009 compensation for the Company’s named executive officers, were taken by the Human Resource and Compensation Committee, with the approval of the Board of Directors, where appropriate.

Mr. House’s base salary will decrease to Cdn.$500,000 from his current base salary of Cdn.$600,000.

The annual cash incentive payout amount was established for Mr. House for 2009 under the Company’s Executive Annual Incentive Plan (the “EAPP”), payable in February of 2010, at a target value of Cdn.$500,000. The amount payable under the EAPP is dependent upon the extent to which the Company achieves operating income, or EBIT, and net income objectives for 2009 that were also established on February 18, 2009. The target payout amount represents a decrease of Cdn.$150,000 from Mr. House’s 2008 target level. The incentive payment to Mr. House may exceed or fall below the target value set forth above depending upon the Company’s actual EBIT (as to 75% of the award) and net income (as to 25% of the award) performance against the EAPP payout curves, as discussed further below.

New payout curves were established for the EAPP program for 2009, which apply to all named executive officers. The EAPP payout curves have been modified from 2008 to reflect a maximum payout of 150% of target if actual EBIT/net income performance is 10% or greater than the targeted EBIT/net income performance objective(s). A minimum payout of 50% of target is possible if the lesser of the following is achieved: (i) actual prior-year EBIT/net income performance, as may be adjusted, and (ii) 90% of the targeted EBIT/net income performance objective(s). Various payouts along the range of the established EBIT and net income curves from the minimum to maximum levels may be made. Additional information regarding the EAPP and the applicable payout curves for EAPP will be described more fully in the Company’s 2009 proxy statement to be filed in March, 2009.

With respect to long-term incentive compensation, Mr. House’s 2009 target value has been reduced to Cdn.$547,645 from Cdn.$806,000 in 2008. The long-term equity program for named executive officers will remain the same as was implemented in 2008, with performance-based restricted stock units, or P+RSUs, representing 50% of the award (Cdn.$273,823 for Mr. House), and options with tandem stock appreciation rights (“SARs”), representing 50% of the award (Cdn.$273,823 for Mr. House). This represents a total reduction of Cdn.$258,355 from the 2008 targeted long-term incentive value for Mr. House. The long-term incentive target value for all named executive officers, including Mr. House, remains subject to possible reduction pending the outcome of considerations with respect to the impact of various valuation methodologies for options/SARs on total compensation.

As with the EAPP payout, the value of long-term incentive compensation from P+RSUs ultimately received by Mr. House is dependent upon the extent to which the Company achieves the EBIT performance objective for 2009 under the 2010 P+RSU program, which was also established on February 18, 2009 to be the same as the EAPP EBIT objective. The 2010 P+RSU award, if any, would be made in May of 2010.

The payout curve for the 2010 P+RSU program, which applies to all named executive officers, was modified such that it will be the same as the EAPP EBIT payout curve, as described above. Various payouts along the range of the established P+RSU payout curve from the minimum to maximum levels may be made. Additional information regarding the P+RSU and option/SAR programs and the applicable payout curve for the 2010 P+RSU program will be described in the Company’s 2009 proxy statement to be filed in March, 2009.

Other than the modifications for Mr. House and the other changes affecting the named executive officers generally described above, there were no other material changes to compensation arrangements for the named executive officers for 2009.

Item 8.01	Other Events.

Dividends. On February 20, 2009, the Company announced that its Board of Directors has approved an increase in the quarterly dividend to Cdn.$0.10 per share and the first payment of a dividend at the new rate is payable on March 17, 2009 to stockholders of record on March 3, 2009. The declaration of any and all further dividends is subject to the Board’s discretion. The full text of the Company’s press release relating to the dividend rate increase and declaration is attached hereto as Exhibit 99.2.

Stock Repurchase Program. On February 20, 2009, the Company announced that the repurchases under the previously announced stock repurchase program for up to $200 million in shares of the Company’s common stock is planned to commence in March 2009. The new program is subject to receipt of final regulatory approval, and represents a planned allocation of up to $200 million, or a maximum of 5%, of the Company’s outstanding shares. Shares of the Company’s stock will be repurchased under the program at management’s discretion in compliance with regulatory requirements, and given prevailing market, cost, and other considerations, unlike the previous program which included a Rule 10b5-1 program at inception. Further information regarding the stock repurchase program is set forth in the press release attached hereto as Exhibit 99.3.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 99.1	Press release issued by the Company dated February 20, 2009 regarding the release of quarterly financial results and other information.

Exhibit 99.2	Press release issued by the Company dated February 20, 2009 announcing Cdn.$0.10 quarterly dividend.

Exhibit 99.3	Press release issued by the Company dated February 20, 2009 announcing the commencement of 2009 repurchase program.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TIM HORTONS INC.

Date: February 20, 2009	By:	/s/ Jill E. Aebker
Jill E. Aebker Associate General Counsel and Secretary